EXHIBIT 10.1
MARATHON PETROLEUM CORPORATION RESTRICTED STOCK AWARD AGREEMENT

OFFICER

As evidenced by this Award Agreement and under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), Marathon Petroleum Corporation (the “Corporation”) has granted to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), [NUMBER] shares of Restricted Stock (“Restricted Shares”). The number of Restricted Shares awarded is subject to adjustment as provided in the Plan, and the Restricted Shares are subject to the following terms and conditions:

1.Relationship to the Plan. This grant of Restricted Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.	Vesting and Forfeiture of Restricted Shares.

(a)The Restricted Shares shall vest incrementally in three cumulative annual installments, as follows:

(i)	one-third of the Restricted Shares shall vest upon the completion of the service period which commences on the Grant Date and ends on the first anniversary of the Grant Date;

(ii)
an additional one-third of the Restricted Shares shall vest upon the completion of the service period which commences on the first anniversary of the Grant Date and ends on the second anniversary of the Grant Date; and

(iii)	all remaining Restricted Shares shall vest upon the completion of the service period which commences on the second anniversary of the Grant Date and ends on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the completion of the service period as listed above for each annual installment in order for the Restricted Shares for each annual installment to vest. If the Employment of the Participant is terminated for any reason (including non-Mandatory Retirement) other than death or Mandatory Retirement, any Restricted Shares that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.
(b)The Restricted Shares shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) of this Paragraph 2, upon the events set out below:

(i)	termination of the Participant’s Employment due to death;

(ii)	termination of the Participant’s Employment due to Mandatory Retirement; or

(iii)	the Participant’s Qualified Termination provided that as of such Qualified Termination the Participant has been in continuous Employment since the Grant Date.

3.Issuance of Shares. Effective as of the Grant Date, the Committee or its designated representative shall cause a number of shares of Common Stock equal to the number of Restricted Shares to be issued and registered in the Participant’s name, subject to the conditions and restrictions set forth in this Award Agreement and the Plan. Such issuance and registration shall be evidenced by an entry on the registry books of the Corporation. Any book entries evidencing the Restricted Shares shall carry or be endorsed with a legend referring to the conditions and restrictions set forth in this Award Agreement and the Plan. The Participant shall not be entitled to release of the restrictions on the book entry evidencing such Restricted Shares for any portion of the Restricted Shares unless and until the related Restricted Shares have vested pursuant to Paragraph 2. In the event the Restricted Shares are forfeited in full or in part, the Participant hereby consents to the relinquishment of the forfeited Restricted Shares theretofore issued and registered in the Participant’s name to the Corporation at that time.

4.Conditions Precedent. This Paragraph 4 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Corporation and its Subsidiaries are unique, extraordinary and essential to the business of the Corporation and its Subsidiaries, particularly in view of the Participant’s access to the Corporation’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Restricted Shares under Paragraph 2, the Participant must satisfy the following conditions to and including the vesting date for each applicable annual installment or other applicable portion of the Award, and including any dividend right under the Award, under the vesting provisions in Paragraph 2:

(a)The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc, Chevron Corporation; ExxonMobil Corporation, HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P; Enterprise Product Partners; Gas; Genesis Energy, L.P. ; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Western Gas Equity Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the Corporation or any of its Subsidiaries as in effect from time to time.

(b)The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Corporation or any of its Subsidiaries.

(c)The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Corporation or any of its Subsidiaries, or any of their employees, directors or shareholders; provided that this shall not preclude the Participant from reporting to the Corporation’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Corporation’s Code of Business Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

(d)The Participant agrees and understands that the Corporation and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Corporation or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Corporation and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Corporation or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Corporation’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Corporation and its Subsidiaries. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Corporation and its Subsidiaries in the ordinary course of business.

(e)The Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 4(a), (b), (c) or (d), any unvested and unpaid portion of this Award at the time of such breach shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.

5.	Forfeiture or Repayment Resulting from Forfeiture Event.

(a)If there is a Forfeiture Event either during the Participant’s Employment or within two years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause all of the Participant’s unvested Restricted Shares to be forfeited by the Participant and returned to the Corporation.

(b)If there is a Forfeiture Event either during the Participant’s Employment or within two years after termination of the Participant’s Employment, then with respect to Restricted Shares granted under this Award Agreement that have vested, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount (the “Forfeiture Amount”) up to (but not in excess of) the lesser of (i) the value of such previously vested Restricted Shares as of the date such shares vested or (ii) the value of such previously vested Restricted Shares as of the date on which the Committee makes a demand for payment of the Forfeiture Amount. Any Forfeiture Amount shall be paid by the Participant within 60 days of receipt from the Corporation of written notice requiring payment of such Forfeiture Amount.

(c)This Paragraph 5 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 5 shall not apply to the Participant following the effective time of a Change in Control.

(d)Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Corporation may also require that the Participant repay to the Corporation any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Common Stock is listed for trading.

6.Taxes. Pursuant to the applicable provisions of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise deliverable to the Participant due to the vesting of Restricted Shares pursuant to this Award Agreement (to the extent such withholding does not violate Section 409A of the Code), or from other compensation payable to the Participant, at the time of the vesting and delivery of such shares.

7.Shareholder Rights; Dividends. Unless and until the Restricted Shares are forfeited, the Participant shall have the rights of a shareholder with respect to the Restricted Shares as of the Grant Date, including the right to vote the Restricted Shares and the right to receive dividends. Dividends, if any, declared by the Corporation, will accrue and be payable on the Restricted Shares and will be subject to the same vesting and forfeiture provisions applicable to the underlying Restricted Shares. Any dividends that accrue on the Restricted Shares from the Grant Date to the date on which the Restricted Shares vest pursuant to Paragraph 2 shall be paid in cash in a lump sum to the Participant on the 15th day after such applicable vesting date. The Participant consents to receiving any such dividends through the Corporation’s payroll as the Corporation may in its discretion direct, and, accordingly, the Participant further consents to the Corporation’s transfer agent to paying such dividends to the Corporation on the Participant’s behalf and for further payment by the Corporation to the Participant.

8.Nonassignability. Upon the Participant’s death, the Restricted Shares shall be transferred to the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Shares, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Restricted Shares shall have no effect.

9.No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

10.Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

11.Officer Holding Requirement. Participant agrees that any shares vested under this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such shares (net of shares used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

12.	Definitions. For purposes of this Award Agreement:

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Mandatory Retirement” means termination of Employment as a result of the Corporation’s policy, if any, in effect at the time of the Grant Date, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

Marathon Petroleum Corporation

By
Authorized Officer